Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On July 2, 2019, Iteris, Inc (“Iteris” or the “Company”) completed the acquisition of all outstanding shares of Albeck Gerken, Inc. (“AGI”), a professional transportation engineering firm with offices in Tampa (FL), Orlando (FL), Virginia Beach (VA) and Chester Pike (PA), pursuant to a Stock Purchases Agreement, dated June 10, 2019 (the “Stock Purchase Agreement”), entered into by and among the Company, AGI and the shareholders of AGI (collectively, the “Selling Shareholders”).

The purchase price of $10,720,000 was delivered to the Selling Shareholders through the payment of an aggregate of $6,185,000 in cash (adjusted for working capital at closing) and the issuance of 868,774 shares of Iteris Common Stock, a portion of which was deposited in escrow for the 18 months of secure performance of the indemnification and other post-closing obligations of the Selling Shareholders under the Stock Purchase Agreement. In addition, the Company agreed to grant $1,744,200 in retention bonuses to the Selling Shareholders payable in the form of restricted stock at $5.22 per share, and $570,000 in retention bonuses to other employees payable in cash, each vesting over three years following the closing.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended March 31, 2019 gives effect to Iteris’ acquisition of AGI as if it had occurred on April 1, 2018, combines the historical results of Iteris for its year ended March 31, 2019 and the historical results of AGI for its twelve months ended March 31, 2019, and reflects pro forma adjustments that are expected to have a continuing impact of the combined results.

The historical results of Iteris were derived from its audited consolidated statements of operations included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2019. The historical results of AGI were derived from its audited statements of income included in its financial statements for the year ended December 31, 2018, as well as its unaudited interim period statement of income for the three months ended March 31, 2019, which was used to develop a fiscal period that aligns with that of Iteris.

The unaudited pro forma condensed combined balance sheet data at March 31, 2019 gives effect to Iteris’ acquisition of AGI as if it occurred on such date and combines the historical balance sheets of Iteris and AGI as of March 31, 2019. The historical Iteris balance sheet information was derived from its audited consolidated balance sheets included in its Annual Report on Form 10-K for the year ended March 31, 2019. The historical AGI balance sheet information was derived from its unaudited balance sheet as of March 31, 2019.

The historical consolidated financial information has been adjusted to give effect to pro forma events that are: (i) directly attributable to the transaction, (ii) factually supportable and with (iii) with respect to the statement of operations expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial statements have been prepared by Iteris’ management for illustrative purpose only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had Iteris and AGI been a combined company during the periods presented. The pro forma adjustments are based on the preliminary assumptions and information available at the time of the preparation of this Form 8-K/A, and as such assumptions are subject to change.

The unaudited pro forma condensed combined statements of operations exclude certain non-recurring charges that have been or will be incurred in connection with the acquisition of AGI, including investment banker and professional fees of Iteris and AGI. These expense total approximately $500,000 and exclude fees and expenses of the underwriters.

The unaudited pro forma condensed combined financial statements do not reflect any cost savings operating synergies or revenue enhancements that we may achieve as a result of the acquisition of AGI or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

The unaudited pro forma data should be read in conjunction with the information contained in “Capitalization,” “Selected Historical Consolidated Financial Data of the Company,” “Selected Historical Financial Data of AGI”, and “Financial Statements of Albeck Gerken, Inc.” included in this filing and the historical consolidated financial statements of Iteris and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019 and incorporated by reference herein.

Iteris, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2019

(In thousands)

	As Reported	AGI
	Iteris, Inc.	March 31,		Combined
	March 31,	2019	Pro forma	Pro forma
	2019	(Adjusted)	Adjustments	March 31,
	(Note 3)	(Note 4)	(Note 5)	2019

Assets
Current assets:
Cash, cash equivalents and short-term investments	$9,006	$1,024	$(6,685)	$3,345
Trade accounts receivable	16,929	1,094	—	18,023
Unbilled accounts receivable	6,487	52	—	6,539
Inventories	2,916	—	—	2,916
Prepaid expenses and other current assets	1,367	—	—	1,367
Total current assets	36,705	2,170	(6,685)	32,190
Property and equipment, net	1,965	412	—	2,377
Intangible assets, net	3,286	—	3,710	6,996
Goodwill	15,150	—	4,813	19,963
Other assets	849	41	—	890
Total assets	$57,955	$2,623	$1,838	$62,416

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$9,441	$171	$—	$9,612
Accrued payroll and related expenses	6,536	255	—	6,791
Accrued liabilities	2,370	—	—	2,370
Deferred revenue	4,883	—	—	4,883
Total current liabilities	23,230	426	—	23,656
Deferred rent	455	—	—	455
Deferred income taxes	65	—	—	65
Unrecognized tax benefits	150	—	—	150
Total liabilities	23,900	426	—	24,326
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—	—
Common stock	3,338	4	82	3,424
Additional paid-in capital	142,260	1,407	3,042	146,709
(Accumulated deficit) retained earnings	(111,543)	786	(1,286)	(112,043)
Total stockholders’ equity	34,055	2,197	1,838	38,090
Total liabilities and stockholders’ equity	$57,955	$2,623	$1,838	$62,416

Iteris, Inc.

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Year Ended March 31, 2019

(In thousands, except per share amounts)

	As Reported	AGI Inc.
	Iteris Inc.	Twelve Months		Combined
	Year Ended	Ended	Pro forma	Pro forma
	March 31, 2019	March 31, 2019	Adjustments	Year Ended
	(Note 3)	(Note 4)	(Note 5)	March 31, 2019

Total revenues	$99,123	$7,926	$—	$107,049
Cost of revenues	60,517	3,003	—	63,520
Gross profit	38,606	4,923	—	43,529
Operating expenses	46,565	3,160	1,408	51,133
Operating (loss) income	(7,959)	1,763	(1,408)	(7,604)
Non-operating income	179	6	—	185
(Loss) income from operations before income taxes	(7,780)	1,769	(1,408)	(7,419)
Provision for income taxes	(36)	(8)	7	(37)
Net (loss) income	$(7,816)	$1,761	$(1,401)	$(7,456)

Net loss per share - basic and diluted	$(0.23)			$(0.20)

Shares used in basic per share calculations	33,266			38,160
Shares used in diluted per share calculations	33,266			38,160

Iteris, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(amounts in tables in thousands)

1. Basis of Presentation

The unaudited pro forma condensed combined balance sheet was prepared using the historical balance sheets of Iteris and AGI as of March 31, 2019. The unaudited pro forma condensed combined statement of operations was prepared using the historical statement of operations of Iteris for the year ended March 31, 2019, the historical statement of income of AGI for the year ended December 31, 2018 and the historical interim statement of income of AGI for the three months ended March 31, 2019. Refer to Note 4 for details.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and should not be considered indicative of the actual financial position or results that would have been achieved had the acquisition been consummated on the dates indicated and do not purport to indicate balance sheet data or results of operations as of any future date or any future period. Based on the terms of the Purchase Agreement, Iteris is treated as the acquirer of AGI. In applying the acquisition method of accounting for the transaction, the tangible and intangible assets acquired and the liabilities assumed will be recognized at their respective fair values at the time the transaction is consummated. The excess of the estimated purchase cost over the historical basis of the net assets to be acquired has been allocated in the accompanying unaudited pro forma condensed combined financial information based upon preliminary appraisal estimates and certain assumptions that management believes are reasonable. The actual allocation is subject to finalization of the appraisal and the determination of any working capital adjustment, and the actual allocation of the purchase cost and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein. The estimated adjustments are described in the accompanying footnotes.

2. Preliminary Purchase Price Allocation

The purchase price for the Acquisition is approximately $10.7 million, of which approximately $6.2 million in cash and $4.5 million in Iteris common stock is payable at closing and is subject to working capital and other adjustments. In addition to the purchase price, approximately $2.3 million, $570,000 in cash and $1.7 million in Iteris common stock, is payable upon certain retention milestones. The purchase price of $10.7 million has been allocated to the assets acquired and the liabilities assumed as follows:

(In thousands)
Cash, cash equivalents and short-term investments	$664
Trade accounts receivable	869
Unbilled accounts receivable	418
Prepaid expenses and other current assets	14
Property and equipment, net	285
Intangibles	3,710
Goodwill	5,565
Other assets	43
Total Assets Acquired	11,568
Accounts payable and accruals	(848)
Total Liabilities Assumed	(848)
Total Purchase Price	$10,720

We have allocated $3.7 million to intangible assets, and assigned an weighted-average estimated economic life of 5.8 years. The determination of the preliminary fair value was primarily based upon historical intangible asset valuations in comparison to the purchase price for prior acquisitions. This value will be adjusted upon completion of the valuation analysis. The determination of useful life was also based upon historical experience. The estimated annual amortization expense for these acquired intangible assets is approximately $648,000, using straight-line amortization, and has been included in the unaudited pro forma condensed combined statements of operations for the year ended March 31, 2019.

3. Iteris Historical Financials

For presentation purposes, certain historical balance sheet and statement of operations line items have been combined. Below is a summary of the historical line items that have been combined.

As of March 31, 2019
Balance Sheet	(in thousands)
Cash and cash equivalents	7,071
Short-term investments	1,935
Total cash, cash equivalents and short-term investments	9,006

Year Ended
March 31, 2019
Statement of Operations	(in thousands)
Product revenues	$48,227
Service revenues	50,896
Total revenues	$99,123

Cost of product revenues	$28,434
Cost of service revenues	32,083
Total cost of revenues	$60,517

Operating expenses:
Selling, general and administrative	$38,471
Research and development	7,819
Amortization of intangible assets	275
Total operating expenses	$46,565

Non-operating income:
Other income, net	$50
Interest income, net	129
Total Non-operating income	$179

4. AGI Historical Financials

As a wholly owned subsidiary of Iteris, AGI adopted ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”) as of the Acquisition date. It is not expected that the adoption of ASU 2014-09 will have a material effect on AGI’s financial statements, however, this conclusion is preliminary and is subject to change

In connection with the Acquisition, and pursuant to the terms and conditions of the Stock Purchase Agreement, certain assets and liabilities were not transferred upon consummation of the Acquisition. The following table reconciles the historical balance sheet of Albeck Gerken Inc. as of March 31, 2019 to the expected closing balance sheet (prior to pro forma adjustments) used for pro forma purposes.

	Unaudited		AGI Inc.
	AGI Inc.		March 31,
	March 31,		2019
	2019	Adjustments	(Adjusted)
		(In thousands)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$1,109	$(85)	$1,024
Trade accounts receivable	1,094	—	1,094
Unbilled accounts receivable	52	—	52
Prepaid expenses and other current assets	112	(112)	—
Total current assets	2,367	(197)	2,170
Property and equipment, net	412	—	412
Other assets	513	(472)	41
Total assets	$3,292	$(669)	$2,623

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$171	$—	$171
Accrued payroll and related expenses	255	—	255
Accrued liabilities	112	(112)	—
Total current liabilities	538	(112)	426
Other non-current liabilities	557	(557)	—
Total liabilities	1,095	(669)	426
Stockholders’ equity:
Common stock	4	—	4
Additional paid-in capital	1,407	—	1,407
Retained earnings	786	—	786
Total stockholders’ equity	2,197	—	2,197
Total liabilities and stockholders’ equity	$3,292	$(669)	$2,623

                The historical statement of operations of AGI for the twelve months ended March 31, 2019 was derived from AGI’s audited financial statements for the year ended December 31, 2018, adjusted by excluding activity from the three months ended March 31, 2018, and including unaudited interim period activity from the three months ended March 31, 2019. The following table reconciles the audited statement of income of AGI for the year ended December 31, 2018, to the historical statement of operations of AGI for the twelve months ended March 31, 2019 used for pro forma purposes.

		Adjustments
	Year ended	Three months ended		Twelve months ended
	December 31,	March 31,	March 31,	March 31,
	2018	2018	2019	2019

Total revenues	$8,099	$(2,329)	$2,156	$7,926
Cost of revenues	3,067	(852)	788	3,003
Gross profit	5,032	(1,477)	1,368	4,923
Operating expenses	3,162	(723)	721	3,160
Operating income	1,870	(754)	647	1,763
Non-operating income	6	—	—	6
Income from operations before income taxes	1,876	(754)	647	1,769
Provision for income taxes	(9)	4	(3)	(8)
Net income	$1,867	$(750)	$644	$1,761

AGI total revenues for the twelve months ended March 31, 2019 includes approximately $7.9 million in service revenues and no product revenues.

For presentation purposes, certain historical statement of income line items have been combined. Below is a summary of the historical line items that have been combined.

Non-operating income:
Dividend income	$2
Interest income	3
Gain on disposal of property and equipment	1
Total Non-operating income	$6

5. Pro Forma Adjustments

The pro forma adjustments give effect to the proposed AGI Acquisition under the purchase method of accounting and expenses relating to these transactions. The table below summarizes the gross pro forma adjustments by line item and references the notes that provide further detail on each adjustment.

		March 31, 2019	Footnote
Balance sheet line item	Reason for pro forma adjustment	(In thousands)	Reference

Assets
Cash, cash equvalents and short-term investments	Cash used for Acquisition	$(6,185)	2
	Transaction costs	(500)	7
	Subtotal cash, cash equivalents and short-term investments	(6,685)
Intangible assets, net	Purchase price allocation	3,710	2
Goodwill	Purchase price allocation	4,813	2
Total assets		$1,838

Liabilities and stockholders’ equity

Common stock	Issuance of common stock related to Acquisition	86	2
	Remove historical balances	(4)	6
	Subtotal common stock	82

Additional paid-in capital	Issuance of common stock related to Acquisition	4,449	2
	Remove historical balances	(1,407)	6
	Subtotal additional paid-in capital	3,042

Accumulated deficit	Transaction costs	(500)	7
	Remove historical balances	(786)	6
	Subtotal accumulated deficit	(1,286)
Total liabilities and stockholders’ equity		$1,838

		Year Ended
		March 31, 2019	Footnote
Statement of operations line item	Reason for pro forma adjustment	(In thousands)	Reference

Operating Expenses	Acquisition related retention expense	$760	2
	Intagible asset amortization expense	648	2
	Subtotal operating expenses	1,408

Provision for income taxes	Estimated tax	$7	8

6. Elimination of Historical Balances

These adjustments reflect the elimination of AGI’s equity as of March 31, 2019, for the purpose of presenting a pro forma balance sheet assuming the proposed AGI Acquisition had occurred on March 31, 2019.

7. Non-recurring Acquisition Expenses

We expect to incur additional transaction costs, including financial and legal advisory fees of approximately $500,000 through the closing of the proposed AGI Acquisition. The total of these costs has been recorded as a reduction to retained earnings on the unaudited pro forma condensed combined balance sheet. These costs are excluded from the unaudited pro forma condensed combined statements of operations as they are considered non-recurring.

8. Taxes

For purposes of these unaudited pro forma condensed combined financial statements, we used an effective rate of 0.5%. This rate is an estimate and does not take into account any possible future tax events that may occur for the combined company. The actual rate may be different.